EXHIBIT 99.1

Corvus Pharmaceuticals Reports Fourth Quarter and Full Year 2017 Financial Results and Provides Business Update

BURLINGAME, Calif., March 01, 2018 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced financial results for the fourth quarter and year ended December 31, 2017, and provided a business update.

“In 2017, Corvus continued to make progress in expanding its pipeline of product candidates. We have enrolled more than 235 patients on our Phase 1/1b trial with CPI-444 and met the objectives of the trial, which were to optimize dose and schedule, establish safety and identify efficacy signals in renal cell cancer and non-small cell lung cancer (NSCLC),” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “This now positions us to expand studies in both renal cell cancer and NSCLC using patient selection criteria determined from our initial studies.  These studies will focus on patients who have failed prior therapy with anti-PD-(L)1 antibodies, a situation ideally suited for our drug and representing an unmet need in oncology.  We also plan to begin enrolling patients in our Phase 1/1b trial with our anti-CD73 antibody (CPI-006) in the first quarter of 2018.”

Recent Achievements
Clinical & Preclinical Development

  Continued enrollment in the Phase 1/1b clinical study of the Company’s lead oral checkpoint inhibitor, CPI-444, with over 235 patients enrolled to date. This study is investigating CPI-444 as a single agent and in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody, with expansion cohorts in renal cell carcinoma (RCC) and non-small cell lung cancer (NSCLC).
  Presented updated clinical response data in 30 patients from the single agent and combination RCC cohorts of the Phase 1/1b clinical study at an oral session at the meeting of the Society for Immunotherapy of Cancer’s (SITC) annual meeting. Biomarker data from the trial showed an association between adenosine pathway gene expression and response to therapy, and resistance to prior anti-PD-(L)1 treatment.
  Initiated patient enrollment in a randomized, controlled Phase 1b/2 clinical trial, being conducted by Genentech as part of their MORPHEUS platform, to evaluate CPI-444 in combination with Tecentriq as second- or third-line therapy in patients with NSCLC who are resistant or refractory to prior anti-PD-(L)1 antibody therapy.
  Reported preliminary data from an ongoing study with our ITK inhibitor at the T-Cell Lymphoma Forum.  In the preclinical study, two dogs were treated -- one with peripheral T cell lymphoma (PTCL) and one with cutaneous T cell lymphoma (CTCL).  Results showed evidence of antitumor activity in both animals. A complete response was achieved in the PTCL animal after 28 days of daily dosing, and a partial response was achieved in the CTCL animal within 14 days of the initiation of treatment. The compound was well tolerated in both dogs, with no clinical signs or laboratory findings of toxicity.

Upcoming Milestones

  Amend ongoing Phase 1/1b clinical trial of CPI-444 in combination with Tecentriq, to enroll patients in a Phase 1b/2 trial in RCC patients that have failed anti-PD-(L)1 and a tyrosine kinase inhibitor.
  Initiate enrollment in a Phase 1/1b clinical trial with CPI-006 in patients with advanced cancers in the first quarter of 2018.
  Select development candidates for two additional programs, an adenosine small molecule antagonist of the A2B receptor and an antibody to an undisclosed target that was in-licensed in 2017.

Financial Results
At December 31, 2017, Corvus had cash, cash equivalents and marketable securities totaling $90.1 million.  This compared to cash, cash equivalents and marketable securities of $134.9 million at December 31, 2016. The Company expects net cash utilization of $43 million to $47 million in 2018.

Research and development expenses for the three months and full year ended December 31, 2017 totaled $9.7 million and $46.3 million, respectively, compared to $9.1 million and $29.4 million for the same periods in 2016.  In the fourth quarter of 2017, the increase of $0.6 million was primarily due to an increase of $0.8 million in personnel and related costs associated with higher headcount.  This increase was partially offset by a decrease of $0.2 million in outside costs for the Phase 1/1b clinical trial for CPI-444.  For the full year 2017, the increase of $16.9 million was primarily due to an increase of $11.0 million in outside costs for the Phase 1/1b clinical trial for CPI-444, an increase of $3.2 million in outside costs associated with the development of CPI-006 and an increase of $2.1 million in personnel and related costs associated with higher headcount.

General and administrative expenses for the three months and full year ended December 31, 2017 totaled $2.5 million and $10.2 million, respectively, compared to $2.1 million and $7.6 million for the same periods in 2016.  In the fourth quarter of 2017, the increase of $0.4 million was primarily due to an increase of $0.3 in personnel and associated costs.  For the full year 2017, the increase of $2.6 million was primarily due to an increase of $2.0 million in personnel and associated costs and $0.6 million in costs associated with operating as a public company.

The net loss for the three months and full year ended December 31, 2017 was $11.9 million and $55.7 million, compared to $11.1 million and $36.4 million for the same periods in 2016.  Total stock compensation expense for the three months and full year ended December 31, 2017 was $1.7 million and $6.2 million, compared to $1.0 million and $3.8 million for the same periods in 2016.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that precisely target crucial enzymes and proteins in the immune system to treat patients with cancer. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s Tecentriq, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. CPI-444 in combination with Tecentriq is also being evaluated in a Phase 1b/2 randomized control trial in NSCLC conducted by Genentech. For more information, visit www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s small molecule T-cell signaling pathway inhibitor, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, and the Company’s expected initiation of a Phase 1/1b clinical trial of CPI-006, the basis for and the timing of any future clinical trials of the Company’s small molecule T- cell signaling pathway inhibitor and the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 1, 2018, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of its small molecule T-cell signaling pathway inhibitor; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; utilize biomarker data, select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Guillermo Elias, Ph.D.
Director, Business Development
Corvus Pharmaceuticals, Inc.
+1-650-900-4511
GElias@corvuspharma.com

Media Contact:
Julie Normart, W2O Group
415-946-1087
jnormart@w2ogroup.com

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Operating expenses:
Research and development	$9,688	$9,131	$46,305	$29,356
General and administrative	2,501	2,118	10,219	7,620
Total operating expenses	12,189	11,249	56,524	36,976
Loss from operations	(12,189)	(11,249)	(56,524)	(36,976)
Interest income and other expense, net	260	163	861	601
Net loss	$(11,929)	$(11,086)	$(55,663)	$(36,375)
Net loss per share, basic and diluted	$(0.58)	$(0.55)	$(2.72)	$(2.36)
Shares used to compute net loss per share, basic and diluted	20,675,661	20,262,752	20,488,506	15,422,041

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

			Year ended December 31,
			2017	2016
Assets
Cash, cash equivalents and marktable securities			$90,055	$134,896
Other assets			4,720	5,254
Total assets			$94,775	$140,150
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities			$9,940	$7,349
Stockholders' equity			84,835	132,801
Total liabilities and stockholders' equity			$94,775	$140,150